Exhibit 99.1

QKL Stores Inc. to Effect Reverse Stock Split of its Common Stock

Daqing, China, June 11, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that on June 11, 2012, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware to effect a one-for-three reverse stock split (the “Reverse Split”) of the issued and outstanding common stock of the Company, so that every three (3) outstanding shares of common stock before the Reverse Split represents one (1) share of common stock after the Reverse Split. The Reverse Split became effective on and as of June 11, 2012. The Reverse Split was duly approved by the Board of Directors of the Company and the Company’s shareholders entitled to vote a majority of the shares of common stock pursuant to Delaware General Corporation Law.

As a result of the Reverse Split, the number of outstanding shares of common stock of the Company will be reduced to approximately 10.5 million shares. Fractional stockholdings will be rounded up to the nearest whole number. Each shareholder's percentage ownership interest in the Company and proportional voting power remains unchanged after the Reverse Split except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of common stock are substantially unaffected by the Reverse Split. The shareholders of common stock should contact their broker or the Company’s transfer agent, Empire Stock Transfer Inc. at (702) 818-5898, for instruction relating to the reverse split procedures. The Reverse Split is part of the Company’s strategy to maintain the listing of its shares on the NASDAQ Capital Market.

At the market opening on June 12, 2012, the Company’s common stock expects to begin trading on The NASDAQ Stock Market on a post-split adjusted basis under a new CUSIP number. The Company’s ticker symbol of “QKLS” will remain unchanged as a result of the Reverse Split, although it is expected that NASDAQ will append a “D” to the Company’s ticker symbol for approximately 20 trading days following the effective date of the Reverse Split to indicate the completion of the Reverse Split.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the Company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987